Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

API Technologies Corp.:

We consent to the incorporation by reference into this Amendment No. 1 to Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus of our report dated August 10, 2010, relating to the consolidated financial statements of API Technologies Corp. as of and for the year ended May 31, 2010, which appear in API Technologies Corp.’s Annual Report on Form 10-K for the year ended May 31, 2011 as filed with the Securities and Exchange Commission on August 26, 2011.

We also consent to the reference to us under the caption “Experts” in this Amendment No. 1 to Post-Effective Amendment No. 6 on Form S-3 to Form S-1 Registration Statement (File No. 333-136586) and related prospectus.

/s/ WithumSmith+Brown, PC
WithumSmith+Brown, PC
New Brunswick, New Jersey
September 7, 2011